Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Rekor Systems, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 30, 2020, relating to our audit of the consolidated financial statements of Rekor Systems, Inc. appearing in the Annual Report on Form 10-K of Rekor Systems, Inc. for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is a part of this Registration Statement.

/s/ Friedman LLP

Friedman LLP East Hanover, New Jersey February 4, 2021